As filed with the Securities and Exchange Commission on August 8, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Orange 21 Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0580186
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of Principal Executive Offices)

Amended and Restated 2004 Stock Incentive Plan

(Full title of the plan)

Carol Montgomery

Chief Executive Officer

Orange 21 Inc.

2070 Las Palmas Drive

Carlsbad, California 92011

(Name and address of agent for service)

(760) 804-8420

(Telephone number, including area code, of agent for service)

Copies to:

John J. Hentrich, Esq.

Adam Shipley, Esq.

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, California 92130-2006

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share: To be issued under the 2004 Stock Incentive Plan	1,191,724(2)	$1.65(2)	1,966,345(2)	$228
Common Stock, $0.0001 par value per share: Outstanding options to purchase shares of Common Stock issued by Orange 21 Inc.	2,181,331(3)	$1.32 (3)	$2,873,793 (3)	$334
Common Stock, $0.0001 par value per share: Outstanding shares of restricted Common Stock issued by Orange 21 Inc.	126,945(4)	$1.65(4)	209,459(4)	$24

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based upon the average of the high and low sales price on the OTC Bulletin Board on August 4, 2011.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. The price per share represents the weighted average of the exercise prices per share as set forth in the following table:

Type of Shares	Number of Shares	Exercise Price Per Share ($)	Maximum Aggregate Offering Price
Stock Options Issued Under the Amended and Restated 2004 Stock Incentive Plan:	135,000	0.65	87,750.00
	30,000	0.69	20,700.00
	5,000	0.71	3,550
	150,000	0.74	111,000
	45,000	0.75	33,750
	15,000	0.79	11,850
	90	0.90	81
	75,000	0.94	70,500
	10,000	0.95	9,500
	415,000	0.96	398,400
	300,000	1.25	375,000
	233,741	1.50	350,612
	120,000	1.52	182,400
	70,000	1.65	115,500
	15,000	1.68	25,200
	100,000	1.70	170,000
	10,000	1.75	17,500
	300,000	1.85	555,000
	152,500	2.20	335,500
TOTAL:	2,181,331		2,873,793

(4)	Includes 126,945 shares of restricted common stock awarded under the Orange 21 Inc. Amended and Restated 2004 Stock Incentive Plan. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based upon the average of the high and low sales price on the OTC Bulletin Board on August 4, 2011.

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E

This registration statement registers 3,500,000 additional shares of Orange 21 Inc.’s (the “Company,” “we,” “us” or “our”) common stock that may be issued pursuant to Orange 21 Inc.’s 2004 Stock Incentive Plan (as amended and restated April 26, 2007, the “Plan”), commencing January 1, 2011 that became available for issuance under the Plan as follows:

Additional Shares	Date First Available for Issuance Under the Plan
700,000	January 1, 2007
700,000	January 1, 2008
700,000	January 1, 2009
700,000	January 1, 2010
700,000	January 1, 2011

In accordance with General Instruction E to Form S-8, the contents of the previous Registration Statement on Form S-8 (File No. 333-121223) filed by us with the Securities and Exchange Commission (“SEC”) on December 14, 2004 to register the issuance of 825,000 shares of our common stock are incorporated by reference into this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents and information previously filed with the SEC are hereby incorporated by reference into this registration statement:

•	our Annual Report on Form 10-K filed on March 25, 2011;

•	our Quarterly Report on Form 10-Q filed on May 13, 2011;

•	our Current Reports on Form 8-K filed on March 25, 2011, April 15, 2011, May 17, 2011, June 10, 2011, June 27, 2011 and July 22, 2011; and

•	the description of our common stock which is contained in the registration statement on Form 8-A filed on December 13, 2004.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

To the extent that any information contained in any filings we have made or will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or any exhibit thereto, was furnished, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference in this registration statement.

Item 8.	Exhibits

See the index to exhibits following the signature page.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carlsbad, State of California, on this 8th day of August, 2011.

Orange 21 Inc.

By: /s/ Michael D. Angel
Name: Michael D. Angel
Title: Interim Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of Orange 21 Inc., hereby severally constitute and appoint Carol Montgomery, Chief Executive Officer, and Michael D. Angel, Interim Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-8 filed with the Securities and Exchange Commission, and any and all amendments to such registration statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act in connection with the registration under the Securities Act of the registrant’s equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Carol Montgomery Carol Montgomery	Chief Executive Officer (Principal Executive Officer)	August 8, 2011

/s/ Michael D. Angel Michael D. Angel	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 8, 2011

/s/ Seth W. Hamot Seth W. Hamot	Chairman of the Board of Directors	August 8, 2011

/s/ Gregory R. Andrews Gregory R. Andrews	Director	August 8, 2011

/s/ Harry Casari Harry Casari	Director	August 8, 2011

/s/ David Mitchell David Mitchell	Director	August 8, 2011

/s/ John Pound John Pound	Director	August 8, 2011

/s/ Stephen Roseman Stephen Roseman	Director	August 8, 2011

/s/ Greg Theiss Greg Theiss	Director	August 8, 2011

/s/ Fir Geenen Fir Geenen	Director	August 8, 2011

INDEX TO EXHIBITS

Exhibit No.	Document Description	Incorporation by Reference

4.1	Restated Certificate of Incorporation	Incorporated by reference to the Company’s Form 10-Q filed November 16, 2009.

4.2	Amended and Restated Bylaws	Incorporated by reference to the Company’s Form 10-Q filed August 13, 2009.

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP	Filed herewith.

23.1	Consent of Mayer Hoffman McCann P.C.	Filed herewith.

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP	Contained in the opinion of counsel filed as Exhibit 5.1 to this registration statement.

24.1	Power of Attorney	Set forth on the signature page of this registration statement.

99.1	Orange 21 Inc. 2004 Stock Incentive Plan (as amended and restated on April 26, 2007)	Incorporated by reference to the Company’s Form 10-Q filed on May 13, 2011.

99.2	Form of Stock Option Agreement under the 2004 Stock Incentive Plan	Incorporated by reference to the Company’s Form 10-K filed on March 25, 2011.

99.3	Form of Restricted Stock Agreement under the 2004 Stock Incentive Plan	Filed herewith.